As Approved by Compensation Committee
effective as of November 11, 2024

MILLER INDUSTRIES, INC.

FIRST AMENDED AND RESTATED

CHANGE IN CONTROL SEVERANCE PLAN

Effective November 11, 2024

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TABLE OF CONTENTS

Page

ARTICLE I FOREWORD1

1.01 Purpose of the Plan1

1.02 Plan Status1

ARTICLE II DEFINITIONS1

ARTICLE III ELIGIBILITY AND PARTICIPATION6

3.01 Eligibility6

3.02 End of Participation6

ARTICLE IV SEVERANCE AND CHANGE IN CONTROL BENEFITS6

4.01 Release Requirement6

4.02 Severance and Change in Control Benefits7

4.03 Post-Change in Control Employment Period7

4.04 Section 409A8

4.05 Enforcement Costs8

4.06 Code Section 280G8

4.07 Recoupment or Recovery of Severance Benefits9

ARTICLE V AMENDMENT AND TERMINATION9

ARTICLE VI MISCELLANEOUS10

6.01 Participant Rights10

6.02 Administrator Authority10

6.03 Claims and Appeals Procedure11

6.04 Reliance on Tables and Reports12

6.05 Expenses12

6.06 Successors12

6.07 Construction13

6.08 References to Other Plans and Programs13

6.09 Notices13

6.10 Service of Legal Process14

6.11 Plan Year14

6.12 No Duty to Mitigate14

6.13 Withholding of Taxes14

6.14 Governing Law14

6.15 Validity/Severability14

i

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6.16 Miscellaneous14

6.17 Source of Payments14

6.18 Survival of Provisions14

ii

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ARTICLE I
FOREWORD
1.01Purpose of the Plan. The Company considers it essential and in the best interests of its shareholders to provide appropriate protection that facilitates executives acting in the interest of shareholders in the event of a Change in Control of the Company and adopted this Plan effective April 11, 2023. Effective November 11, 2024, the Company amended and restated the Plan in the current form to provide Severance Benefits to a Participant in the event of a change in control or certain terminations of employment as described herein. No benefits will be provided pursuant to this Plan except upon the occurrence of a Qualifying Event.

Capitalized terms used throughout the Plan have the meanings set forth in Article II, except as they are otherwise defined in the Plan or where the context clearly requires otherwise.

1.02Plan Status. The Plan is intended to be a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA that is excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b). Further, the Plan is intended to qualify for the exemptions under Title I of ERISA provided for plans that are unfunded and maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees. The Plan is not intended to satisfy the qualification requirements of Code Section 401 but is intended to comply with the requirements of Section 409A. This Plan document also constitutes a summary plan description with respect to the Plan. This Plan is a welfare program under the Company’s health and welfare plan.
ARTICLE II
DEFINITIONS

For purposes of this Plan, the terms listed below shall have the meanings specified herein:

“Accounting Firm” means a nationally recognized accounting firm, or actuarial, benefits, or compensation consulting firm, in each case with experience in performing calculations regarding the applicability of Code Section 280G and of the tax imposed by Code Section 4999, as selected by the Company prior to a Change in Control.

“Accrued Obligations” means any accrued and unpaid Base Salary, any unused vacation or paid time off that is payable under the Company’s policy upon a termination of employment, and other accrued benefits through the date of termination, paid on the same basis as paid upon any voluntary termination of employment.

“Administrator” means the Committee. The Committee may delegate its duties and authority as Administrator to executive officers of the Company.

“Annual Bonus” means, prior to January 1, 2026, an amount in cash equal to the average annual bonus received by the Participant under the Annual Incentive Plan for the two years prior to the qualifying event including only the cash portion of such annual bonus and any amounts that were subject to withholding, taxes, and deductions. After January 1, 2026, the definition of

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“Annual Bonus” means an amount in cash equal to the average annual bonus received by the Participant under the Annual Incentive Plan for the three years prior to the qualifying event including only the cash portion of such annual bonus and any amounts that were subject to withholding, taxes, and deductions.

“Annual Incentive Plan” means, with respect to a Participant, the Company’s annual cash incentive plan in which the Participant participates at the time of the Qualifying Event, if any.

“Base Salary” means, with respect to a Participant, the Participant’s annual base salary in effect on the date of the Qualifying Event; provided, however, that if the Participant’s Separation from Service is for Good Reason due to a reduction in the Participant’s annual base salary, the Participant’s Base Salary will be the Participant’s annual base salary in effect immediately before such reduction.

“Board” means the Board of Directors of the Company.

“Cause” means the following with respect to a Participant:

(a)conviction or plea of guilty or nolo contendere to a felony (or state law equivalent, which results, or, if known to the public, would be likely to result in material financial or reputational harm to the Company;
(b)willful misconduct that is materially injurious to the Company or any other member of the Company Group (whether financially, reputationally, or otherwise);
(c)material breach of any material agreement with the Company, which results or, if known to the public, would be likely to result in material financial or reputational harm to the Company, after receipt of written notice from the Committee of such breach, provided that the Participant shall have thirty (30) days after the date of receipt of such notice in which to cure such breach (to the extent cure is possible); or
(d)material violations of law or the Company’s code of conduct established by the Company and applicable to the Participant, any of which results or, if known to the public, would be likely to result in material financial or reputational harm to the Company.

For purposes of this Plan, no act or failure to act by the Participant shall be deemed to be “willful” unless done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company.

“Change in Control” means the occurrence of any of the following events:

(a)any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing greater than fifty percent (50%) of the combined voting power of the Company’s then-outstanding securities, whether or not the Board shall have first given its approval to such acquisition;
(b)the consummation of a merger or consolidation of the Company with any other corporation; provided, however, a Change in Control shall not be deemed to have occurred:

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(i) if such merger or consolidation would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) either directly or indirectly more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) the directors of the Company prior to such merger or consolidation constitute at least a majority of the Board of the Company or the entity that directly or indirectly controls the Company after such merger or consolidation;
(c)individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board; or
(d)the sale or disposition by the Company of all or substantially all the Company’s assets.

For purposes of this definition, “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act, and “Stock” means the common stock of the Company, $0.01 par value per share.

Notwithstanding anything in this Plan to the contrary, to the extent any provision of this Plan would cause a payment of an amount subject to Section 409A (and not otherwise exempt from Section 409A) to be made because of the occurrence of a Change in Control, then such payment shall not be made unless such Change in Control also constitutes a “change in ownership,” “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A. Other Participant rights that are tied to a Change in Control, such as vesting, shall not be affected by this paragraph.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements, or replaces such section or subsection.

“Committee” means the Compensation Committee of the Board.

“Company” means Miller Industries, Inc., a Tennessee corporation, or its successor or assignee.

“Company Group” means the Company and each of its Subsidiaries.

“Director” means a member of the Board.

“Effective Date” means the date on which this Plan is effective, November 11, 2024.

“Employer” means the Company or Subsidiary, as applicable, that employs a Participant.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of ERISA includes

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reference to any comparable or succeeding provisions of any legislation that amends, supplements, or replaces such section or subsection.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of the Exchange Act includes reference to any comparable or succeeding provisions of any legislation that amends, supplements, or replaces such section or subsection.

“Excise Tax” shall mean, collectively, (i) the tax imposed by Code Section 4999, if any, by reason of a payment being “contingent on a change in ownership or control” of the Company, within the meaning of Code Section 280G, (ii) any similar tax imposed by state or local law, and (iii)any interest or penalties with respect to any tax described in clause (i) or (ii).

“Good Reason” means the occurrence of any of the following events without the Participant’s written consent:

(a)a material adverse change in the Participant’s duties, authority, or responsibilities;
(b)a change in the Participant’s title or reporting relationship;
(c)a material reduction to any material element of the Participant’s compensation for the services Participant provides to the Company;
(d)a relocation of Participant’s primary work location by more than 25 miles; or
(e)the material breach by the Company of the terms of the Plan, including the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Plan;

provided that a Participant will only have Good Reason if, within ninety (90) days following the first occurrence of any of the events set forth in this definition, the Participant (i) delivers Notice of Termination to the Company of his or her intention to terminate his or her employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to Participant’s right to terminate employment for Good Reason, (ii) provides the Company with at least thirty (30) days to cure the circumstances, and (iii) if the Company is not successful in curing the circumstances, Participant terminates employment within sixty (60) days of Company’s failure to cure such circumstances. A Participant’s failure to timely give Notice of Termination of the occurrence of a specific event that would otherwise constitute Good Reason will not constitute a waiver of the Participant’s right to give notice of any new subsequent event that would constitute Good Reason that occurs after such prior event (regardless of whether the new subsequent event is of the same or different nature as the preceding event).

“Incumbent Board” means the portion of the Board constituted of the individuals who are members of the Board as of the Effective Date and any individual who becomes a director of the Company after the Effective Date and whose election or appointment by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the

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directors then constituting the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board.

“Notice of Termination” means a written notice of termination of employment for Cause given by the Employer to a Participant or a written notice of termination of employment for Good Reason given by a Participant to the Company, in either case in the manner specified in Section 6.10, which states the specific termination provision in the Plan relied upon for the termination, sets forth in reasonable detail the facts and circumstances claimed to provide the basis for termination under the provision so indicated, and specifies the Participant’s date of termination.

“Participant” means each individual who has become a Participant pursuant to Section 3.01 and who has not ceased to be a Participant under Section 3.02.

“Participation Letter” means a letter delivered to an eligible executive by the Administrator to a Participant notifying the Participant of his or her designation as a Participant in the Plan and, the acceptance thereof, evidencing such Participant’s agreement to participate in the Plan and to comply with the terms, conditions, and restrictions within the Plan.

“Payment” means any payment or benefit in the nature of compensation (within the meaning of Code Section 280G(b)(2)) received or to be received by a Participant or for the benefit of a Participant, whether payable under the terms of this Plan or any other plan, arrangement or agreement with the Employer or an affiliate of the Employer (including the accelerated vesting of any equity awards held by a Participant).

“Person” means any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act.

“Plan” means this First Amended and Restated Miller Industries, Inc. Change in Control Severance Plan as set forth herein and as it may be amended from time to time, or any successor plan, program, or arrangement thereto.

“Qualifying Event” means, with respect to a Participant, the first to occur of either (A) a Change in Control or (B) the Participant’s Separation from Service that is (y) initiated by the Employer without Cause, or (z) initiated by the Participant for Good Reason.

“Release” means an agreement in which the Participant releases any and all claims against the Company and all members of the Company Group in connection with a termination of the Participant’s employment with the Employer. The specific terms of the Release for a Participant shall be based upon the form of release used by the Employer at the time of the termination of employment, which shall be substantially similar to the form of Release attached hereto as Exhibit A.

“Release Consideration Period” means the period of time specified by the Release, not to exceed forty-five (45) days (or such longer period as may be required by applicable law), following the date of the Qualifying Event during which the affected Participant is permitted to consider whether or not to sign the Release.

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“Release Revocation Period” means the period of time specified by the Release, not to exceed seven (7) days (or such longer period as may be required by applicable law), during which the Participant is permitted to revoke the signed Release.

“Section 409A” means Section 409A of the Code and the Department of Treasury and Internal Revenue Service guidance thereunder.

“Separation from Service” means “separation from service” from the Employer and all affiliated companies as described under Section 409A(a)(2)(A)(i). A Participant who is both an employee and a Director will not have a Separation from Service until he or she has a Separation from Service with respect to both his or her employment and his or her Board membership. For this purpose, the term “affiliated companies” means the Employer and any affiliate with which any entity comprising the Employer is treated as a single employer under Code Section 414(b) or 414(c).

“Severance Benefits” means the severance pay, Change in Control payments, or the other benefits payable to a Participant pursuant to Article IV of the Plan.

“Subsidiary” means any entity in which the Company, directly or indirectly, beneficially owns more than fifty percent (50%) of such entity’s equity interest by vote and value.

“Tier Level Multiplier” means the multiple of Base Salary and Annual Bonus payable under Section 4.02 that is established by the Committee for a Participant and reflected in the Participant’s Participation Letter. Participants shall generally be placed at a level of 2X, 2.5X, or 2.99X by the Committee.

ARTICLE III
ELIGIBILITY AND PARTICIPATION
3.01Eligibility. The Committee may select senior executives of the Company as Participants from time to time and designate the Participant’s Tier Level Multiplier. The Chief Executive Officer will provide notice on behalf of the Administrator to each such executive of his or her selection for Plan participation by means of a Participation Letter.
3.02End of Participation. An individual shall cease to be a Participant on the date on which the individual ceases to be an employee of the Employer other than due to a Qualifying Event. Except as provided herein, the Committee may discontinue an individual’s status as a Participant. In the event that an individual incurs a Qualifying Event while still a Participant, such individual shall remain a Participant until all Severance Benefits required to be provided to the Participant under the terms of the Plan on account of such Qualifying Event have been paid or provided.
ARTICLE IV
SEVERANCE AND CHANGE IN CONTROL BENEFITS
4.01Release Requirement. A Participant will be eligible for the Severance Benefits described in Section 4.02 below, subject to the Release requirement specified in this Section 4.01. Within seven (7) days following the date of a Qualifying Event, the Company shall provide the

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Participant with a Release. As a condition of receiving the Severance Benefits described in Section 4.02, the Participant must execute and deliver the Release to the Company within the Release Consideration Period, and the Release Revocation Period must expire without revocation of the Release by the Participant.
4.02Severance and Change in Control Benefits. If a Qualifying Event occurs, the Company shall pay or provide to the Participant the Accrued Obligations, as applicable, and the following benefits, subject to the Release requirement specified in Section 4.01 above.
(a)Severance Pay. The Company shall pay the Participant an amount in cash equal to the Participant’s Tier Level Multiplier times the sum of (i) the Participant’s Base Salary and (ii) the Participant’s Annual Bonus. This amount shall be paid to the Participant in a lump sum within sixty (60) days following the date of the Qualifying Event.
(b)Equity and Long-Term Incentives. All outstanding, unvested equity-based awards that were granted pursuant to the Company’s 2016 Stock Incentive Plan (or any successor plan) and that remain outstanding as of the date immediately prior to the Qualifying Event shall immediately vest in full (with performance-based awards vesting at the greater of actual and target performance as calculated on the date of the Qualifying Event) and such awards shall be eligible for settlement in accordance with the terms and conditions provided in the applicable award agreements governing such awards (the “Accelerated Vesting”).
(c)Prorated Bonus. The Company shall pay to the Participant an amount in cash equal to the Participant’s prorated annual bonus calculated as of the date of the Qualifying Event equal to the amount, if any, accrued on the Company’s financials for such Participant as of the date of the Qualifying Event. Such bonus shall be paid to the Participant in a lump sum at the time of the Qualifying Event (except as provided in Section 4.04).
(d)COBRA. The Company shall pay to the Participant a cash amount equal to eighteen (18) times the monthly COBRA premium in effect on the date of the Qualifying Event for the type of Employer-provided group health plan coverage in effect for the Participant and his or her dependents (e.g., employee only, family coverage) on the date of the Qualifying Event (the “COBRA Payment”) and will permit Participant to elect to be covered by the Employer’s group health plan, if applicable, for such eighteen (18) month period or the lesser period permitted by the Company’s benefits plans and applicable law (which period will run concurrently with any eligibility for COBRA coverage and assumes the Participant timely elects such COBRA coverage) provided, however, that the election of COBRA continuation coverage shall remain Participant’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. The COBRA Payment shall be paid to the Participant in a lump sum within sixty (60) days following the date of the Qualifying Event.
4.03Post-Change in Control Employment Period. In the event of a Change in Control, Participants shall, upon request by the new controlling interest of the Company, continue to be employed with the Company for a period of twelve (12) months following the Change in Control (the “Employment Period”). During the Employment Period, the Participant shall be entitled to receive continuation of all compensation and benefits at the same rates and levels as the

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compensation and benefits provided by the Company to Participant immediately prior to the Change in Control. For the avoidance of doubt, this shall include the Participant’s base salary, bonus payments, equity compensation grants, health and welfare benefits, and any other employee benefits or compensation historically provided to the Participant by the Company.
4.04Section 409A.
(a)The Company does not, however, assume the liability for any taxes associated with Section 409A. The Company, the Subsidiaries, and their respective directors, officers, employees, and advisers will not be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the Plan. Neither the Company nor the Subsidiaries have any obligation to indemnify or otherwise protect any Participant from any obligation to pay taxes under Code Section 409A.
(b)The Plan and all benefits provided hereunder are intended to be exempt from Section 409A to the maximum extent permitted by applicable law. To the extent that any payment provided hereunder is subject to Section 409A, (i) this Plan and all payments provided hereunder are intended to comply with the provisions of Section 409A, and (ii) if on the Separation from Service the Participant is a “specified employee,” as defined in Section 409A, then all or such portion of any severance payments under this Plan that would be subject to the additional tax provided by Section 409A(a)(l)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the date that is six (6) months after the Separation from Service and shall be paid as a lump sum (without interest) on such date.
4.05Enforcement Costs. Each party shall bear its own costs and expenses, including legal fees, that may be incurred in enforcing its respective rights under this Plan.
4.06Code Section 280G.
(a)Notwithstanding anything to the contrary in this Plan, if Participant is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Plan, together with any other payments and benefits which Participant has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Participant from the Company or any of its affiliates shall be one dollar ($1.00) less than three (3) times Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Participant shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Participant (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder

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in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise, that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three (3) times Participant’s base amount, then Participant shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 4.06 shall require the Company to be responsible for, or have any liability or obligation with respect to, Participant’s excise tax liabilities under Section 4999 of the Code.
(b)All determinations under this Section 4.06 will be made by the Committee in its sole discretion. The Committee may consult the advice of an Accounting Firm, law firm, or other advisor (the “Advisor”) to evaluate the extent to which payments are exempt from Code Section 280G as reasonable compensation for services rendered before or after the Change in Control. All fees and expenses of the Advisor, if any, selected by the Committee shall be paid solely by the Company. The Company will direct the Advisor to submit any determination it makes under this Section 4.06 and detailed supporting calculations to both the Participant and the Company as soon as reasonably practicable.
(c)The parties will provide the Advisor access to and copies of any books, records, and documents in their possession as reasonably requested by the Advisor, and otherwise cooperate with the Advisor in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 4.06. For purposes of making the calculations required by this Section 4.06, the Advisor may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999.
4.07Recoupment or Recovery of Severance Benefits. Severance Benefits under the Plan shall be subject to any policy of recoupment of compensation adopted or amended from time to time by the Board or the Committee, including, without limitation, any policy adopted to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (providing for recovery of erroneously awarded compensation), Section 304 of the Sarbanes-Oxley Act of 2002 (providing for forfeiture of certain bonuses and profits), and any implementing rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and applicable listing standards of a national securities exchange adopted in accordance with either of these Acts which policy is incorporated into this Plan.
ARTICLE V
AMENDMENT AND TERMINATION

The Committee, in all respects, shall have the right at any time and from time to time, by instrument in writing, to amend, modify, alter, or terminate the Plan in whole or in part. Notwithstanding the foregoing or anything in this Plan to the contrary, the Committee may not amend, modify, alter, or terminate this Plan so as to adversely affect payments or benefits then payable, or which could become payable, to a Participant under the Plan, except to the minimum extent required to comply with any applicable law, without the express written consent of the Participant.

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ARTICLE VI
MISCELLANEOUS
6.01Participant Rights. Except to the extent required or provided for by mandatorily imposed law as in effect and applicable hereto from time to time, neither the establishment of the Plan, nor any modification thereof, nor the payment of any benefits, shall be construed as giving to any Participant or other person any legal or equitable right against the Employer, or any officer or employee thereof, or the Board or the Administrator, except as herein provided; nor shall any Participant have any legal right, title or interest in the assets of the Employer. This Plan shall not constitute a contract of employment nor afford any individual any right to be retained or continued in the employ of the Employer or in any way limit the right of the Employer to discharge any of its employees, with or without cause. Participants have no right to receive any payments or benefits that the Employer is prohibited by applicable law from making.
6.02Administrator Authority.
(a)The Administrator will administer the Plan and have the full authority and discretion to accomplish that purpose, including, without limitation, the authority and discretion to:
(i)resolve all questions relating to the eligibility of Participants;
(ii)determine the amount of benefits, if any, payable to Participants under the Plan and determine the time and manner in which such benefits are to be paid;
(iii)engage any administrative, legal, tax, actuarial, accounting, clerical, or other services it deems appropriate in administering the Plan;
(iv)construe and interpret the Plan, supply omissions from, correct deficiencies in and resolve inconsistencies or ambiguities in the language of the Plan, resolve inconsistencies or ambiguities between the provisions of this document, and adopt rules for the administration of the Plan, which are not inconsistent with the terms of the Plan document;
(v)compile and maintain all records it determines to be necessary, appropriate, or convenient in connection with the administration of the Plan; and (vi)resolve all questions of fact relating to any matter for which it has administrative responsibility.
(b)The Administrator shall perform all of the duties and may exercise all of the powers that the Administrator deems necessary or appropriate for the proper administration of the Plan, including, but not limited to, delegation of any of its duties to one or more authorized officers. All references to the authority of the Administrator in this Plan shall be read to include the authority of any party to which the Administrator delegates such authority.
(c)Any failure by the Administrator to apply any provisions of this Plan to any particular situation shall not represent a waiver of the Administrator’s authority to apply such provisions thereafter. Every interpretation, choice, determination, or other exercise of any power or discretion given either expressly or by implication to the Administrator shall be final, conclusive, and binding upon all parties having or claiming to have an interest under the Plan or

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otherwise directly or indirectly affected by such action, without restriction, however, on the right of the Administrator to reconsider and re-determine such action.
(d)Any decision rendered by the Administrator and any review of such decision shall be limited to determining whether the decision was so arbitrary and capricious as to be an abuse of discretion. The Administrator may adopt such rules and procedures for the administration of the Plan as are consistent with the terms hereof.
6.03Claims and Appeals Procedure.
(a)With respect to any claim for benefits which are provided exclusively under this Plan, the claim and any related appeal shall be administered pursuant to subsections (b) through (i) below. With respect to any claim for benefits which, under the terms of the Plan, are provided under another employee benefit plan or program maintained by an Employer, the Administrator shall determine any claim and any related appeal regarding an individual’s eligibility under the Plan pursuant to subsections (b) through (i) below, but the administration of any other claim and any related appeal with respect to such benefits (including the amount of such benefits) shall be subject to the claims and appeals procedure specified in such other employee benefit plan or program.
(b)A Participant or his or her duly authorized representative (the “claimant”) may make a claim for benefits under the Plan by filing a written claim with the Administrator. Determinations of each such claim shall be made as described below; provided, however, that the claimant and the Administrator may agree to extended periods of time for making determinations beyond those periods described below.
(c)The Administrator will notify a claimant of its decision regarding his or her claim within a reasonable period of time, but not later than ninety (90) days following the date on which the claim is filed, unless special circumstances require a longer period for processing of the claim and the claimant is notified in writing of the reasons for an extension of time prior to the end of the initial ninety (90) day period and the date by which the Administrator expects to make the final decision. In no event will the Administrator be given an extension for processing the claim beyond one hundred eighty (180) days after the date on which the claim is first filed with the Administrator unless otherwise agreed in writing by the claimant and the Administrator.
(d)If a claim is denied, the Administrator will notify the claimant of its decision in writing. Such notification will be written in a manner calculated to be understood by the claimant and will contain the following information: the specific reason(s) for the denial; a specific reference to the Plan provision(s) on which the denial is based; a description of additional information necessary for the claimant to perfect his or her claim, if any, and an explanation of why such material is necessary; and an explanation of the Plan’s claim review procedure and the applicable time limits under such procedure.
(e)The claimant shall have sixty (60) days following receipt of the notice of denial to file a written request with the Administrator for a review of the denied claim. The decision by the Administrator with respect to the review must be given within sixty (60) days after receipt of the request, unless special circumstances require an extension and the claimant is

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notified in writing of the reasons for an extension of time prior to the end of the initial sixty (60) day period and the date by which the Administrator expects to make the final decision. In no event will the decision be delayed beyond one hundred twenty (120) days after receipt of the request for review unless otherwise agreed in writing by the claimant and the Administrator.
(f)Every claimant will be provided a reasonable opportunity for a full and fair review of an adverse determination. A full and fair review means the following: the claimant will be given the opportunity to submit written comments, documents, records, etc., with regard to the claim, and the review will take into account all information submitted by the claimant, regardless of whether it was reviewed as part of the initial determination; and the claimant will be provided, upon request and free of charge, with copies of all documents and information relevant to the claim for benefits.
(g)The Administrator will notify the claimant of its decision regarding an appeal of a denied claim in writing. The decision will be written in a manner calculated to be understood by the claimant, and will include: the specific reason(s) for the denial and adverse determination; a reference to the specific Plan provisions on which the denial is based; and a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all information relevant to the claimant’s claim for benefits.
(h)If the Administrator fails to follow these procedures consistent with the requirements of ERISA with respect to any claim, the claimant will be deemed to have exhausted all administrative remedies under the Plan. This Article VI shall be interpreted such that the claims procedures applicable under the Plan conform to the claims review requirements of Part 5, Title I, of ERISA, and the applicable provisions set forth in Department of Labor regulation section 2560.503-1.
(i)Any claim that is filed must be filed within two (2) years of the later of the date the Participant received the Severance Benefit (unless no Severance Benefit is determined by the Administrator to be payable) or the date of the relevant Participant’s Separation from Service. Any claim filed after the applicable time frame stated above will be void.
6.04Reliance on Tables and Reports. In administering the Plan, the Administrator is entitled to the extent permitted by law to rely conclusively upon all tables, valuations, certificates, opinions, and reports that are furnished by accountants, legal counsel, or other experts employed or engaged by the Administrator. The Administrator will be fully protected in respect of any action taken or suffered by the Administrator in good faith reliance upon all such tables, valuations, certificates, reports, opinions or other advice. The Administrator is also entitled to rely upon any data or information furnished by the Employer or by a Participant as to any information pertinent to any calculation or determination to be made under the provisions of the Plan, and, as a condition to payment of any benefit under the Plan, the Administrator may request a Participant to furnish such information as it deems necessary or desirable in administering the Plan.
6.05Expenses. All Plan administration expenses shall be paid by the Company.
6.06Successors.

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(a)This Plan shall bind any successor of or to the Company, its assets, or its businesses (whether direct or indirect, by purchase, merger, consolidation, or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner, and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain the agreement provided for in the preceding sentence in connection with a Change in Control will constitute a material breach of the Plan by the Company, which will entitle the Participant to terminate employment for Good Reason and obtain the Severance Benefits provided in Section 4.02.
(b)The Plan shall inure to the benefit of and be binding upon and enforceable by the Company and the Participants and their personal and legal representatives, executors, administrators, successors, assigns, heirs, distributees, devisees, and legatees. If a Participant should die after incurring a Qualifying Event and prior to receiving all of the Severance Benefits, the Severance Benefits (or any remaining amounts) shall be paid to the beneficiary designated by the Participant in a beneficiary designation form for this Plan, and in the event no such form is provided or the Participant has not otherwise properly designated a beneficiary, the Severance Benefits shall be payable to the Participant’s spouse and if the Participant has no living spouse, to the Participant’s estate, provided that in all cases the Participant’s beneficiary or estate signs a Release similar to the form to be signed by the Participant as a condition of payment of such Severance Benefits.
6.07Construction. In determining the meaning of the Plan, words imparting the masculine gender shall include the feminine, and the singular shall include the plural, unless the context requires otherwise. Unless otherwise stated, references to Sections are references to Sections of this Plan. Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having similar effect, such passages of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limits on its breadth of application).
6.08References to Other Plans and Programs. Each reference in the Plan to any plan, policy, or program, the Plan, or document of the Employer or affiliate of the Employer shall include any amendments or successor provisions thereto without the necessity of amending the Plan for such changes.
6.09Notices. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by email with a return receipt or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when sent by express U.S. mail or overnight delivery through a national delivery service (or an international delivery service in the case of an address outside the U.S.) with signature required. Notice to the Company, the Board, or the Administrator shall be directed to the attention of the Secretary of the Company at the address of the Company’s headquarters, and notice to a Participant shall be directed to the Participant at the most recent personal residence on file with the Company.

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6.10Service of Legal Process. Service of legal process may be made upon the Administrator to the attention of the Secretary of the Company at the address of the Company’s headquarters.
6.11Plan Year. The records of the Plan shall be maintained on the basis of the Company’s fiscal year, which, as of the Effective Date, is the calendar year.
6.12No Duty to Mitigate. The Participant shall not be required to mitigate the amount of any payment provided pursuant to this Plan, nor shall the amount of any such payment be reduced by any compensation that the Participant receives from any other source, except as provided in this Plan.
6.13Withholding of Taxes. The Employer may withhold from any amount payable or benefit provided under this Plan such Federal, state, local, foreign, and other taxes as are required to be withheld pursuant to any applicable law or regulation.
6.14Governing Law. Except to the extent that the Plan may be subject to the provisions of ERISA and the Code, the Plan will be construed and enforced according to the laws of the State of Tennessee, without giving effect to the conflict of laws principles thereof.
6.15Validity/Severability. If any provision of this Plan or the application of any provision to any person or circumstances is held invalid, unenforceable, or otherwise illegal, the remainder of this Plan and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid or unenforceable will be reformed to the extent (and only to the extent) necessary to make it enforceable or valid. To the extent any provisions held to be invalid or unenforceable cannot be reformed, such provisions are to be stricken here from, and the remainder of this Plan will be binding on the parties and their successors and assigns as if such invalid or illegal provisions were never included in this Plan from the first instance.
6.16Miscellaneous. No waiver by a Participant or the Employer at any time of any breach by the other party of, or compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Plan.
6.17Source of Payments. All payments provided under this Plan, other than payments made pursuant to any Employer sponsored employee benefit plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be required to be established, and no other segregation of assets required to be made, to assure payment. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured creditor of the Company.
6.18Survival of Provisions. Notwithstanding any other provision of this Plan, the rights and obligations of the Company and the Participants under Articles IV and Sections 6.03 and 6.06

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through 6.18 will survive any termination or expiration of this Plan or the termination of the Participant’s employment for any reason whatsoever.

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EXHIBIT A

FORM OF RELEASE1

RELEASE AGREEMENT

1.Qualifying Event Date. I, [Insert Participant’s name], hereby acknowledge that [my employment by Miller Industries, Inc. (together with its subsidiaries, the “Company”) has ended]/[a Qualifying Event has occurred in accordance with the terms of the First Amended and Restated Miller Industries, Inc. Change in Control Severance Plan, as amended from time to time (the “Plan”)], as of [Insert Qualifying Event Date] (the “Qualifying Event Date”).
2.Severance Benefits. In exchange for [the Company’s]/[Miller Industries, Inc.’s (the “Company”)] receipt of this Release Agreement (the “Release”) signed by me, and provided I do not revoke this Release in the manner specified in Paragraph 13 herein within seven (7) days after signing it, the Company will provide to me the severance benefits described in the [First Amended and Restated Miller Industries, Inc. Change in Control Severance Plan (the “Plan”)]/[Plan] on the terms and conditions set forth therein (the “Severance Benefits”). I agree and acknowledge that the Severance Benefits constitute payments or benefits to which I would not be entitled if I did not sign or did revoke this Release. [The Company acknowledges that I am entitled to the Accrued Obligations as defined in the Plan irrespective of whether I execute the Release. I understand that information will be provided to me about my right to continue health benefits through the Company through the federal law known as COBRA.]
3.Release of Claims.
(a)General Release. In consideration of the Severance Benefits, I, on behalf of myself, my heirs, assigns, legal representatives, successors in interest, and any person claiming through me or any of them, hereby completely release and forever discharge all Released Parties from any and all claims, demands or liabilities whatsoever, based on any act or omission occurring before my signing of this Release, arising out of my employment with any of the Released Parties or the ending of such employment. The matters released include any claim arising under Title VII of the Civil Rights Act of 1964; the Federal Civil Rights Act of 1991; the Fair Credit Reporting Act; the Civil Rights Acts of 1866, 1870, 1871, and 1991; Title II of the Genetic Information Nondiscrimination Act of 2008; the Worker Adjustment and Retraining Notification Act of 1988; the Occupational Safety and Health Act of 1970; Employee Retirement Income Security Act of 1974, as amended; the Vietnam Era Veterans Readjustment Assistance Act of 1974; the Americans with Disabilities Act of 1990; the Federal Family and Medical Leave Act of 1993; the Equal Pay Act; the Rehabilitation Act; the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefit Protection Act; the National Labor Relations Act of 1935; the Uniformed Services Reemployment Rights Act of 1994; the Tennessee Human Rights Act, Tenn. Code Ann. § 4-21-101 et seq., the Tennessee Equal Pay Law, Tenn. Code Ann. § 50-2-201 et seq., the Tennessee Handicap Discrimination Law, Tenn.

1 The Parties agree that the Company may revise the release in light of additional statutes or claims so that the Company receives the benefit of the fullest legally permissible release of claims and may also change the timing, if required, to obtain such release. This footnote and the other footnotes are part of the form of release and are to be removed only when the Company finalizes the letter agreement for execution.

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Code Ann. § 8-50-103 et seq., the Tennessee Occupational Safety and Health Act, Tenn. Code Ann. §§ 50-3-409 & 50-3-2012., and the Tennessee Whistleblower Protection Law, Tenn. Code Ann. § 50-1-304; [Insert any additional laws as appropriate at the Qualifying Event Date], all of the foregoing as amended; any other federal, state or local law, regulation or ordinance regulating employment discrimination, wages, hours and working conditions, or other worker protections; or any other federal, state or local statutory or common law where I was employed or resided pertaining to employment relations, my employment or the termination of my employment, including any action based on any alleged breach of contract, breach of the covenant of good faith and fair dealing, fraud, fraudulent inducement or any other tort; any violation of public policy or statutory or constitutional rights; severance pay, bonus or similar benefit; sick leave; pension or retirement; vacation pay (other than as due in the ordinary course in a final paycheck) or holiday pay; equity compensation; car allowance; life insurance, health or medical insurance, or any other fringe benefit; any claim for reimbursement of health or medical costs; and any claim for disability.

For purposes of this Release, the term “Released Parties” means the Company, and each of its respective parents, subsidiaries, and affiliates, and all of the current and former employees, officers, directors, trustees, agents, representatives, shareholders, attorneys, accountants, partners, insurers, advisors, partnerships, joint venturers, successors and assigns, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs) of any of them, in their individual and official capacities, and the respective heirs and personal representatives of any of them, and any other persons acting by, through, under, or in concert with, any of them.

(b)Unknown Claims. I understand and agree that the claims released in Paragraph 3(a) include not only claims presently known to me, but also all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in Paragraph 3(a). I understand that I may hereafter discover facts different from what I now believe to be true that, if known, could have materially affected my willingness to execute and the terms of this Release, but I nevertheless waive and release any claims or rights based on different or additional facts.
(c)Exclusions from Release.
(i)Certain Exclusions. Notwithstanding the foregoing, the Release does not include and will not preclude: (a) rights or claims to vested benefits under any applicable retirement and/or pension plans or to the Accrued Obligations, as applicable; (b) rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (c) any claims not waivable by applicable law (including, where applicable, workers’ compensation claims and unemployment claims) or arising after the date I sign this Release; and/or (d) any actions to enforce this Release or to receive the Severance Benefits.
4.Indemnification. The Company agrees that I am not releasing any claims or rights I may have for indemnification under state or other law or the governing documents of the Company and any affiliated companies, or under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit

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or claim relating to the period when I was a director, officer, employee or agent of the Company or any affiliated company; provided, however, that (i) the Company’s acknowledgement is not a concession, acknowledgment, or guaranty that I have any such rights to indemnification or coverage in a particular matter, and (ii) the Company retains any defenses it may have to such indemnification or coverage.
5.No Claims. Except as permitted hereby, I agree that I will not file, nor encourage or knowingly permit another to file, any claim, charge, action, or complaint (collectively “Claim”) concerning any matter released herein. If I have previously filed any such Claim, I agree to take all steps necessary to cause it to be withdrawn without delay; provided, however, that nothing in this Release: (i) prevents me from filing a Claim with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that I acknowledge that I may not recover any monetary benefits in connection with any such Claim; I further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding; and I agree that if any such Claim is filed on my behalf, I shall take all reasonable steps necessary to refuse any damages or individualized relief in connection therewith), or (ii) shall limit or restrict my right to (a) challenge the validity of this Release under the ADEA, or (b) prosecute any ADEA claim if such claim arises after I sign this Release, and no such action on my part shall be deemed to violate this provision or any other provision of this Release. This Release does not prohibit or prevent me from engaging in activities that are not waivable and are protected by applicable federal or state laws. Further, nothing in this Release or other policies or contracts covering me prohibits me from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings, or from receiving an award for information provided to any government agency. I have been advised that I am not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information I obtained through a communication that was subject to the attorney-client privilege.
6.Release Negotiations Confidential. I represent and agree that I will keep the details of negotiation with respect to this Release completely confidential, and that I will not disclose such information to anyone, except as follows: (a) to my immediate family and professional representatives (provided they are informed of this confidentiality provision); (b) to any governmental authority; and (c) in response to subpoena or other legal process, provided that before making such disclosure (other than in response to a subpoena or other process issued by a government agency), I shall give the Company as much prior notice thereof as practical to enable the Company to seek, at its sole discretion, an appropriate order preventing such disclosure. I am not required to maintain the confidentiality of the negotiations to the extent the Company publicly discloses the details of such negotiations.
7.Continuing Obligations. Except as otherwise permitted by this Release Agreement, I acknowledge and reaffirm my obligation to keep confidential and not to use or disclose any and all non-public information concerning the Company that I acquired during the course of my employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects, and financial condition, provided that I may respond to subpoena or other legal process, provided that before making such disclosure (other than in

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response to a subpoena or other process issued by a government agency), I shall give the Company as much prior notice thereof as practical to enable the Company to seek, at its sole discretion, an appropriate order preventing such disclosure.
8.[Return of Company Property. I confirm that I have returned to the Company in good working order all Company-owned keys, files, records (and copies thereof), equipment (including computer hardware, software and printers, wireless handheld devices, cellular phones, tablets, smartphones, etc.), Company identification, Company proprietary and confidential information, and any other Company-owned property in my possession or control; that I will have left intact with, or delivered intact to (without deleting, wiping or destroying any information found thereon), the Company all electronic Company documents and internal and external websites including those that I developed or helped to develop during my employment; and that I have thereafter deleted, and destroyed any hard copies of, all electronic files relating to the Company that are in my possession or control, including any that are located on any of my personal computers or external or cloud storage. I further confirm that I have cancelled all accounts for my benefit, if any, in the Company’s name, including credit cards, telephone charge cards, cellular phone accounts, and computer accounts. Notwithstanding the foregoing, I have been advised that I may retain my address book to the extent it contains only contact information and that the Company will reasonably cooperate with me as to the transfer of my cell phone number.]
9.Acknowledgement. I acknowledge that I have received all wages owed to me by the Company and that I am not aware of any unreported workplace injuries that I suffered while an employee of the Company.
10.Entire Agreement. Except as referenced in Paragraph 6 above, this Release constitutes the entire agreement between the Company and me as to any matter referred to in this Release. This Release supersedes all other agreements between the Company and me, other than the general benefit plans under which I am a participant and any outstanding equity awards from the Company. In executing this Release, I am not relying upon any agreement, representation, written or oral statement, understanding, omission, or course of conduct that is not expressly set forth in this Release.
11.Governing Law. This Release shall in all respects be construed according to the laws of the State of Tennessee without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. The parties hereby consent to the exclusive jurisdiction, forum, and venue of the state and federal courts (as applicable) located in Chattanooga, Tennessee with respect to any claim or dispute related to or arising under this Release.
12.Successors and Assigns. This Release will bind and inure to the benefit of the successors, assigns, heirs, and personal representatives of the Released Parties and me.
13.Review Period; Revocation. Because this Release affects important legal rights, I understand that the Company hereby advises me to consult with an attorney of my choice to review the Release, and I have taken such opportunity to the extent I wish to do so. I further acknowledge that the Company has given me at least [twenty-one (21)] days to decide whether I wish to execute this Release. I understand that I may revoke this Release at any time during the seven (7) days

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after I sign it (the “Revocation Period”), and that the Release shall not become effective until the end of that Revocation Period. I understand and agree that by executing, timely returning, and not revoking this Release, I am waiving any and all rights or claims I might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that I have received consideration beyond that to which I was entitled without providing this Release. If I choose to revoke the Release, such revocation must be by means of a writing signed by me and delivered within the seven (7) day Revocation Period as follows: via email, facsimile or hand-delivery to [_________] at Miller Industries, Inc., [__________] or by facsimile number [__________]. If I revoke this Release via facsimile or email, I agree that my facsimile or electronic signature will be valid and binding for all purposes.
14.Modification in Writing. No provision of this Release may be modified, amended or waived except by a writing signed by me and an authorized representative of the Company.
15.No Admission of Liability. This Release shall not at any time or for any purpose be deemed an admission of liability of any kind by any Released Party. This Release may not be used or introduced as evidence in any legal proceeding, except to enforce or challenge its terms.
16.Headings; Interpretation. The headings, titles, and captions contained in this Release are inserted only for the convenience of the parties and for reference, and in no way define, limit, extend, or describe the scope of this Release or the intent of any provision hereof. References in this Release to “include” or “including” should be read as though they said “without limitation” or equivalent forms.
17.Severability. If any provision of this Release shall, for any reason, be held by a court or other tribunal of competent jurisdiction to be invalid, void, or unenforceable, in whole or in part, such adjudication shall in no way affect any other provisions of this Release or the validity or enforcement of the remainder of this Release, and any provision thus affected shall itself be modified only to the extent necessary to bring the provision within the applicable requirements of the law.
18.Timely Execution. To receive the Severance Benefits, I must sign this Release and return it to the Company on or before the [twenty-first (21st) day] after the Qualifying Event Date, as follows: by email to _______________, by hand delivery or first-class mail to [_______________________________] or by facsimile number [__________].

Signatures on Following Page

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EMPLOYEE’S ACCEPTANCE OF RELEASE

I have read this Release and I understand all of its terms. I acknowledge and agree that this Release is executed voluntarily, without coercion, with full knowledge of its significance. I further acknowledge that I have been given [twenty-one (21)] days during which to decide whether to execute this Release, and have used that time to the extent I wish to do so and that I have been advised to consult with an attorney before signing it. I understand that my execution of this Release constitutes a full, unconditional general release of any and all known or unknown claims that I may have against any Released Party, despite the fact that I may become aware of claims in the future that I did not consider prior to signing this Release.

Date:

Employee Signature

Print Employee’s Name

Accepted:

Miller Industries, Inc.

By:
Name:
Title:

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